March 18, 2025

Dear Todd,

901 Blackburn Rd

Sewickley, PA 15143

On behalf of Shimmick Corporation (the “Company”), we are pleased to offer you the full-time position of Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer.

We feel that you will be a valuable addition to the Company and look forward to having you as a part of our executive leadership team. Outlined below are the details of our offer of employment.

Location: Your principal place of employment will be our corporate headquarters at 530 Technology Drive, Suite 300, Irvine, California 92618, subject to business travel as needed to properly fulfill your employment duties and responsibilities. We recognize you will initially be commuting from your current residence in Sewickley, PA to Irvine, CA until you fully relocate to the Irvine area in the summer of 2025.

Start Date: Subject to satisfaction of all the conditions described in this letter, this offer is based on a mutually acceptable start date of April 21, 2025, or earlier (the “Start Date”).

Compensation: Upon employment, you will be paid a bi-weekly salary of $17,307.76 less applicable taxes and deductions, which is equivalent to an annual salary of $450,000.00. All other future salary determinations will be made at the recommendation of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) and subject to approval by the Board. Any change in compensation shall be set forth in writing, including the effective date of the commencement of such compensation with all other terms and conditions of this Agreement remaining in full force and effect. This position is considered exempt for purposes of federal wage and hour law, which means you are not eligible to receive overtime compensation for hours worked in excess of 40 in a given workweek.

Sign-on Bonus: In addition to the equity compensation set forth below, you will be entitled to a $125,000.00 sign-on bonus, payable in the first pay period 30 days after your start date If you voluntarily leave the Company or are terminated for cause within 12 months of your start date, you agree to repay the full amount of the sign-on bonus, less any tax withheld at the time of payment, within sixty (60) days of separation. Any costs associated with your relocation to Southern California are included in the sign-on bonus.

Incentive Bonus: During your employment you will be eligible to earn an annual cash bonus in accordance with the terms of the Company’s annual incentive program, as in effect from time to time. Your initial target bonus for the 2025 fiscal year will be 90% of your base salary. For fiscal 2025, a bonus minimum of 70% of base salary is guaranteed, subject to the terms of the Company’s annual incentive plan (the “2025 Minimum Bonus”) and proration in the event of termination as set forth below. The Incentive Bonus is reviewed annually and subject to the terms adopted by the Board based on performance targets established by the Board (or the Compensation Committee).

Employee Benefit Plans: We offer a comprehensive benefits package. Detailed benefits information is enclosed. You are eligible for benefits coverage beginning with the first day of employment, provided all necessary paperwork is completed and returned to Human Resources in a timely manner.

Equity-Based Compensation: The Company maintains an Equity Incentive Plan (the “Plan”) in which you will be eligible to participate and receive annual grants after your employment begins, as recommended by the Compensation Committee and approved by the Board. Subject to formal approval by the Board, you will be granted a one-time award of Restricted Stock Units (RSUs) with a grant date value of $100,000.00 as a sign on bonus, which will vest on the first anniversary of the grant date, subject to your continued employment with the Company. In addition, and subject to Board approval, you will be granted RSUs with a grant date value of $250,000.00 under the Plan. These grants will be awarded upon the public announcement of your appointment as Executive Vice President and Chief Financial Officer and will vest equally over three years from the Start Date in accordance with the Plan and its standard award agreement, including continued employment.

Severance/Change in Control: Your employment will be at-will, meaning you or the Company may terminate the employment relationship at any time for any reason.

Termination With Cause. The Company may terminate your employment for “Cause” at any time. “Cause” means any of the following events: (i) your conviction of any felony or crime involving moral turpitude or dishonesty; or any felony or crime against the Company; (ii) your participation in any fraud or fraudulent act against the Company that has caused or is reasonably expected to result in material injury to the Company; (iii) your willful misconduct in the course of your employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company; (iv) your violation of any of the Company’s policies that causes harm, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or (v) your willful or material breach of your duties. In the event of a termination for Cause, you shall not be entitled to any further compensation, including any severance benefit discussed in this Agreement, other than your earned but unpaid base salary and any earned but unpaid incentive compensation up to the effective date of termination of employment with the Company.

Termination Without Cause. During the first two years of your employment, if you are terminated by the Company for reasons other than Cause (as defined above) or the result of your death or disability, or if you terminate your employment for Good Reason1, within sixty (60) days the Company will pay you an amount equal to (i) twelve months of your base salary at the rate in effect on your termination date less applicable taxes and deductions required by law, and (ii) if the 2025 Minimum Bonus has not been paid, the pro-rated amount of the guaranteed bonus, regardless of any requirement that you be employed on the date of payment. As a condition of receiving these payments, you will be required to execute a separation and release agreement, the terms of which will be provided to you at the time of your termination.

Vacation: You will be entitled to five weeks of paid time-off (PTO) per year, in accordance with the Company’s PTO policy.

Expenses: The Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties hereunder in accordance with the Company’s policies as in effect from time to time.

Company Policies: You will be subject to the Company’s policies and procedures, including regarding the protection of confidential information and intellectual property and potential conflicts of interest, in each case as amended by the Company from time to time.

1 For purposes of this Agreement, “Good Reason” means (i) a material reduction by the Company of your authority, duties or responsibilities, (ii) a material reduction by the Company of your annual salary, annual or long-term incentive opportunities, (iii) the Company requires you to relocate your principal place of employment to a place which is more than fifty (50) miles from your current principal place of employment; provided, however, that no event shall constitute Good Reason unless (A) you have provided written notice to the Company of the event within thirty (30) days of its initial occurrence, (B) the Company has failed to cure such event within thirty (30) days after receipt of such notice, and (C) you terminate your employment within sixty (60) days following the expiration of such cure period.

Background Check: Employment with Shimmick is contingent upon satisfactory completion of a background check, which includes a review of criminal records, employment, education, references, and credit checks when required. Once you accept the offer of employment, the background check will be initiated, and you will be contacted via email by Shimmick’s vendor. However, until you receive confirmation from Shimmick that you have successfully completed the background check process, you should not make any plans in reliance on this offer of employment.

Drug & Alcohol Testing Program: Employment will be contingent on your successful completion of a pre- employment drug screening, either prior to your start date or on the first day.

Counterparts: This offer letter may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original but all such counterparts together will constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non- competition, non- solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you accept this offer of employment, you will receive an email from Human Resources with a link to the candidate portal electronic I-9 system and login instructions. Section 1 of the electronic Form I-9 must be completed on or before the first day of employment. The law prohibits the Company from starting or continuing the employment of an individual who has not provided the required documents within the relevant time period.

Please carefully review the terms of this letter before signing and returning it to the Company. Should you have questions concerning any of the information provided in this letter, or with regard to other provisions concerning your employment, please do not hesitate to contact me.

Yours sincerely,

Ural Yal

Chief Executive Officer

Agreed and Accepted by:

____________________

Todd W. Yoder

____________________

Date

ADDENDUM TO OFFER LETTER EMPLOYMENT TERMS AND CONDITIONS

The following are material terms and conditions of your employment with Shimmick:

Shimmick Code of Conduct – You are required to review the Shimmick Code of Conduct and confirm your acknowledgement of receipt and adherence to these policies as part of Shimmick’s Ethics and Compliance Program and as a condition of employment. If you accept our offer, these policies will be included in your new hire package.

Academic and License Credentials – Very often our clients and government agencies require that we provide them with certification of the credentials of our employees. To comply with these requirements, we may ask that you provide us with copies of your degree or transcripts from the highest degree or grade level attained and any professional certifications or licenses you may have. By accepting employment with Shimmick, you acknowledge and consent to Shimmick’s disclosure of your academic and professional credentials to others in the company as well as to clients.

Employment Eligibility – You will need to provide us with documentation, or documents, that establish your identity and employment eligibility, as required by the Immigration Reform and Control Act of 1986, Public Law 99-603. A comprehensive list of acceptable documents will be provided to you in your new hire package.

Prior Agreements – You acknowledge and represent that you do not have any legal or contractual obligations with a current or previous employer that may preclude or impose restrictions on your employment with Shimmick. This includes any public entity or government agency that may preclude your prospective engagement with Shimmick.

Confidentiality – By accepting Shimmick’s offer of employment, you agree to be bound by the following confidentiality agreement:

1.
Confidential Information shall mean all confidential, proprietary or otherwise non-public information concerning Shimmick and its parent, subsidiary and other affiliated companies, which may include, without limitation, intellectual property, trade secrets, strategic and development plans; financial information and records; business plans; co-developer identities; data; business records; customer lists and collected customer information; project records; market reports; employee lists; and business manuals, policies, and procedures; information relating to processes, technologies, or theory; and all other non-public information made available to you during the course of employment.
2.
Non-Disclosure Obligations – You promise and agree to receive and hold the Confidential Information in confidence both during and subsequent to your employment with Shimmick and its parent, subsidiary or other affiliated companies. Without limiting the generality of the foregoing, you further promise and agree:
•
to protect and safeguard the Confidential Information against unauthorized use, publication, or disclosure.
•
not to use any of the Confidential Information except for Company business purposes.
•
not to, directly or indirectly, reveal, report, publish, disclose, transfer, or otherwise use any of the Confidential Information except as specifically authorized by the Company in accordance with this Confidentiality Agreement.
•
not to use any Confidential Information to unfairly compete or obtain an unfair advantage against the Company in any commercial activity, which may be comparable to the Company's actual or anticipated business, research or development.
•
to restrict access to the Confidential Information to those Company officers, directors, employees and consultants who clearly need such access to carry out the Company's business activities.
•
to advise each of the persons to whom Employee provides access to any of the Confidential Information, that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of the Company, any of the Confidential Information, and, upon request of the Company, to provide the Company with a copy of a written agreement to that effect signed by such persons.
•
to comply with any other reasonable security measures requested by the Company.
3.
Exceptions – The confidentiality obligations hereunder shall not apply to Confidential Information which (a) is, or later becomes, public knowledge other than by a breach of the provisions of this Agreement; (b) was lawfully in your possession prior to your employment with Shimmick, as evidenced by written records; or (c) is independently received by you from a third party who is lawfully in possession of such information and who has no restrictions on disclosure.
4.
Return of Confidential Information – You agree, upon termination of the employment relationship or upon the written request of the Company, whichever is earlier, to promptly deliver to the Company all records, notes, and other written, printed, or tangible materials whether generated by you or others in your possession, including all copies thereof, pertaining to the Confidential Information.

No Solicitation of Clients – You agree that during the term of your employment and for one (1) year following the termination of employment with Shimmick or its parent, subsidiary or other affiliated companies, you will not directly or indirectly seek or solicit patronage from any client/customer or sales prospect of Company using Confidential Information of Company.

Clawback of Incentive Compensation – Notwithstanding any other provision in this agreement, any incentive-based compensation including but not limited to bonuses or other form of performance-based compensation, paid to you under this agreement or any other plan, shall be subject to forfeiture, recovery, or reimbursement to the Company (subject to applicable law) in the event of:

1.
Restatement of Financial Results – If the Company is required to restate its financial results due to material non-compliance with any financial reporting requirements under the securities laws, as a result of your misconduct, the Company may recover any incentive-based compensation that was erroneously awarded or paid to you during the three-year period preceding the restatement. Incentive-based compensation shall be considered “erroneously awarded” if the amount of such received incentive-based compensation exceeds the amount of incentive-based compensation that would have been received by you had it been determined based on the restated financial results (with such incentive-based compensation computer in each case without regard to any taxes paid).
2.
Fraud or Misconduct – If the Company determines that you have engaged in fraudulent or willful misconduct, including violations of Company policies or applicable laws, or if your actions have caused significant financial or reputational harm to the Company, any incentive- based compensation that was granted or paid to you may be subject to recovery, forfeiture, or reimbursement.
3.
Non-Compliance with Company Policies – Any violation by you of Company’s policies, including the Code of Conduct or Ethics policies, that results in material negative impact on the Company’s financial performance or reputation may lead to the forfeiture or recovery of incentive-based compensation.

This clawback provision is intended to comply with the Company’s Clawback Policy and the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Sarbanes-Oxley Act, and any applicable regulations, rules, or guidance issued by the U.S. Securities and Exchange Commission (SEC) or any applicable stock exchange listing standards. This clause shall apply to all compensation awarded, granted, or paid to you, including both current and deferred compensation, whether payable in cash or other forms.

The Company reserves the right to modify this clawback clause to ensure compliance with applicable laws and regulations.

Other Employment – You agree that during the period of your employment by Shimmick or its parent, subsidiary or other affiliated companies, you will not, without the Company's express written consent, engage in any employment or business activity, which is competitive with, or would otherwise conflict with, your employment by Shimmick or its parent or affiliated companies.

Confidentiality Obligation to Third Parties – You represent that your performance of your duties as an employee of Shimmick or its parent, subsidiary or other affiliated companies does not and will not breach any agreement or responsibility that you currently have to keep in confidence information acquired by you in trust prior to your employment by Shimmick or its parent, subsidiary or other affiliated companies. You will not disclose confidential or inside information that you possess or may obtain from your former employer such as source selection information, contractor bid or proposal information. You have not entered into, and agree not enter into, any agreement either written or oral in conflict with the terms of this Agreement.

Other Post-Employment Obligations – In the event you leave the employ of Shimmick or its parent, subsidiary or other affiliated companies, you shall notify your new employer of your confidentiality and non- solicitation obligations under this Agreement and hereby consent to Company also providing such notification to any prospective employer.

Arbitration of Disputes – You and the Company knowingly agree to use a system of alternative dispute resolution that involves binding arbitration to resolve all disputes that may arise out of the employment context. Because of the mutual benefits (such as reduced expense and increased efficiency) which private binding arbitration can provide both you and the Company, both the Company and you agree that any claim, dispute, and/or controversy that either you or the Company (or its owners, directors, officers, managers, employees, agents, and parties affiliated with its employee benefit and health plans) may have against the other which would otherwise require or allow resort to any court or other governmental dispute resolution forum arising from, related to, or having any relationship or connection whatsoever with you seeking employment with, employment by, or other association with the Company, whether based on tort, contract, statutory, or equitable law, or otherwise, (with the sole exception of claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers’ Compensation Act, and Employment Development Department claims) shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec. 1280 et seq., including section 1283.05 and all of the Act’s other mandatory and permissive rights to discovery). Additionally, nothing herein shall prevent you from filing and pursuing administrative proceedings only before the California Department of Fair Employment and Housing, or the

U.S. Equal Opportunity Commission. Any dispute regarding the validity, scope or enforceability of this agreement, or concerning the arbitrability of a particular claim, shall be resolved by a court, not by the arbitrator.

At the beginning of any arbitration process under this agreement, you and the Company will need to select an arbitrator by mutual agreement. In addition to requirements imposed by law, any arbitrator herein shall be a retired California Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court. To the extent applicable in civil actions in California courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of motions for summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure section 631.8. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with Cal. Civil Code section 47(b). As reasonably required to allow full use and benefit of this agreement's modifications to the Act’s procedures, the arbitrator shall extend the times set by the Act for the giving of notices and setting of hearings. Awards shall include the arbitrator's written reasoned opinion.

Should any term or provision, or portion thereof, be declared void or unenforceable it shall be severed, and the remainder of this agreement shall be enforceable. The Company will pay the arbitrator’s fees and other costs relating to the arbitration forum and you and the Company will be responsible for their own costs and for their own attorneys’ fees should they choose to be represented by counsel, unless the arbitrator shifts one party’s costs and attorneys’ fees to the other party in accordance with applicable law.

YOU AND THE COMPANY UNDERSTAND BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP THEIR RIGHTS TO TRIAL BY JURY OF ANY CLAIM YOU OR COMPANY MAY HAVE AGAINST EACH OTHER ARISING OUT OF THE EMPLOYMENT RELATIONSHIP.

Governing Law – This Agreement shall be construed and enforced pursuant to the laws of the state of employment. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall become null and void, leaving the remainder of this Agreement in full force and effect.

Offer of Employment – The Offer Letter and this Addendum represent Shimmick’s complete offer of employment. Any other discussions that you may have had with anyone at Shimmick or any authorized agent of Shimmick are not part of the offer of employment unless they are described in this letter. If this letter does not correctly reflect your understanding of the terms of employment, please notify Shimmick as soon as possible.

At-Will Employment - Nothing in these terms and conditions is intended to change the at-will nature of your employment with Shimmick. At-will employment means that you or the company can terminate the employment relationship at any time with or without cause or notice.

I have read, understand, agree and accept the terms and conditions of the Offer Letter and this Addendum.

____________________

Todd W. Yoder

____________________

Date